      Exhibit C

NEES GLOBAL, INC.
Statement of Cash Flows
For the Period Ended September 30, 1999
(Unaudited, Subject to Adjustment)
(thousands of dollars)


               Nine     Twelve               Months     Months
               ------     ------

Operating Activities:
     Net income (loss)     $  1,840     $  1,672
     Adjustments to reconcile net income (loss) to net
          cash provided by (used in) operating activities:
     Depreciation     1,558     2,334
     Gain on sale of NEWHC,Inc. assets     (3,389)     (3,389)
     Loss on investments      220     695
     Deferred income taxes     (836)     (370)
     (Increase)/decrease in accounts receivable     (289)     (371)
     (Increase)/decrease in other current assets     898     391
     Increase/(decrease) in accounts payable      (173)     (192)
     Increase/(decrease) in other current liabilities     3,213     3,147
     Other, net     1,099     2,265
               --------     --------
Net cash provided by (used in) operating activities     $  4,141     $  6,182
               --------     --------

Investing Activities:
     Fixed asset expenditures     $ (1,724)     $ (2,647)
     Investment in Nexus, Inc.      -      (750)
     Investment in AllEnergy Marketing Co., LLC      -      (63)
     Sale of interest in AllEnergy Marketing Co., LLC     456     456
     Sale of New England Water Heater Co., Inc.     16,000     16,000
               --------     --------
Net cash provided by (used in) investing activities     $ 14,732     $ 12,996
               --------     --------
Financing Activities:
     Change in subordinated notes payable to parent     $(18,974)
$(19,574)
               --------     --------
Net cash provided by (used in) financing activities     $(18,974)
$(19,574)
               --------     --------

Net increase/(decrease) in cash and cash equivalents     $   (101)     $
(396)
Cash and cash equivalents at beginning of period     595     890
               --------     --------
Cash and cash equivalents at end of period     $    494     $    494
               ========     ========
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